[COO LOGO]                                          [THE COOPER COMPANIES LOGO]
                                                            21062 Bake Parkway
                                                         Lake Forest, CA 92630
                                                                  888-822-2660
                                                             Fax: 949-597-0662
 NEWS RELEASE

          CONTACT:

          Norris Battin
          The Cooper Companies, Inc.
          IR@COOPERCOMPANIES.COM

          FOR IMMEDIATE RELEASE

  THE COOPER COMPANIES REPORTS FIRST QUARTER 2004 RESULTS AND UPDATES GUIDANCE

      First Quarter Revenue Ahead 17% to $110 Million; EPS 55 Cents, Up 25%

       Fiscal 2004 Guidance Raised: Revenue $480 Million to $490 Million;
                               EPS $2.51 to $2.54
      Second Quarter 2004 Guidance: Revenue $114 Million to $118 Million;
                            EPS 58 Cents to 61 Cents

 Fiscal 2005 Guidance: Revenue $535 Million to $550 Million; EPS $2.97 to $3.04

LAKE FOREST, Calif., March 2, 2004 -- The Cooper Companies, Inc. (NYSE: COO) today reported results for its fiscal first quarter ended January 31, 2004.

First Quarter Highlights

     o Revenue $110 million, 17% above the first quarter of 2003, 10% in constant currency.

     o  Operating income $24.9 million, 25% above the first quarter of 2003.

     o  EPS 55 cents versus 44 cents, up 25%; trailing twelve months $2.24.

     o Cash flow (pretax income from continuing operations plus depreciation and amortization) per share 82 cents, up from 68 cents in the first quarter of 2003; trailing twelve months $3.33.

Revenue and Earnings Per Share Guidance

     o Including its three recent acquisitions (SURx, Milex and Argus), Cooper now expects revenue of $480 million to $490 million in fiscal 2004, assuming no major changes in exchange rates, and earnings per share of $2.51 to $2.54. The previous guidance for fiscal 2004 was revenue of $465 million to $477 million and earnings per share of $2.48 to $2.51. All 2004 guidance assumes an effective tax rate of 23%.

        CooperVision (CVI), the Company's contact lens business, expects fiscal 2004 revenue of $380 million to $387 million with strong worldwide sales of specialty lenses and assuming no major changes in foreign exchange rates. CooperSurgical (CSI), the Company's womens healthcare medical device business, expects revenue of $100 million to $103 million for fiscal 2004.

     o For the second fiscal quarter, Cooper expects revenue to range from $114 million to $118 million-- $91 million to $93 million for CVI and $23 million to $25 million for CSI--with earnings per share ranging from 58 cents to 61 cents hurdling about 3 cents of dilution from its three recent acquisitions. Cooper has not previously issued second quarter guidance.

     o For fiscal year 2005, Cooper expects revenue to range between $535 million and $550 million and earnings per share to range between $2.97 and $3.04 with a 22% effective tax rate. Cooper has not previously issued FY 2005 guidance.

P&L Highlights ($'s in millions)

----------------------------------------------------------------------------------------------------------------
                                        Three Months Ended January 31,
------------------------------------------------ --- -----------------------------------------------------------
                    Revenue                                               Operating Income
----------------------------------------------------------------------------------------------------------------
                                         %                             %        % Revenue        % Revenue
                     2004      2003      Inc.        2004     2003     Inc.          2004             2003
----------------------------------------------------------------------------------------------------------------
CVI                  $ 87.0     $72.8    19%          $22.6    $18.4   23%            26%              25%
CSI                    22.7      21.2     7%            5.4      3.8   40%            24%              18%
                     -------     ----                   ---    -----
Subtotal              109.7      94.0    17%           28.0     22.2   26%            26%              24%
HQ Expense                -         -     -            (3.1)    (2.4)   -              -                -
                     -------     ----                   ---    -----
----------------------------------------------------------------------------------------------------------------
TOTAL                $109.7     $94.0    17%          $24.9    $19.8   25%            23%              21%
                     ======     =====                 =====    =====
----------------------------------------------------------------------------------------------------------------


First Quarter 2004 Revenue and Expense Summary

Cooper's quarterly revenue of $110 million was 17% above last year's first quarter, 10% in constant currency. Gross margin was 64%, versus 63% in last year's first quarter.

Selling, general and administrative expense grew 14%--8% in constant currency--and decreased to 39% of revenue from 40% in last year's first quarter. Corporate expenses increased to $3.1 million, 4% from the previous quarter, and 31% over the first quarter of 2003. These expenses include continuing costs to maintain Cooper's global trading arrangement and increased costs to comply with new corporate governance requirements.

In 2004 Cooper expects that corporate governance expense will continue to increase, while expenses for the global trading arrangement flatten.

First quarter 2004 research and development expense was $1.5 million, up 16% over the first quarter of 2003, supporting previously announced plans to develop both new and improved contact lens products.

Operating income grew 25%, and the quarter's operating margin improved to 23% of revenue versus 21% in last year's first quarter. Total operating expenses were 41% of revenue, down from 42% in last year's first quarter.

Currency fluctuations did not significantly impact operating income in either period. Because CVI manufactures the majority of its lenses in the United Kingdom with costs denominated in pounds sterling and CSI imports some of its products from Europe and Canada, the unfavorable currency translation of manufacturing and operating costs tends to offset the currency gains on overseas revenue.

Interest expense fell 18%, reflecting primarily a general decrease in interest rates and the Company's refinancing of a portion of its debt that carried higher interest rates.

The effective tax rate (ETR) for the quarter (provision for taxes divided by income before taxes) was 23% compared to 25% for the first quarter of 2003. The ETR for both periods represents Cooper's estimate of the ETR for each full fiscal year.

Compared to the first quarter of 2003, the number of shares used to calculate diluted earnings per share increased 6% to 33.5 million shares.

Fiscal First Quarter 2004 Business Unit Operating Summaries ($'s in millions)

----------------------------------------------------------------------------------------
                                    CooperVision                   CooperSurgical
                             ----------------------------    ---------------------------
                              2004       %     % chg vs       2004    % Rev   % chg vs
                                        Rev      2003                           2003
----------------------------------------------------------------------------------------
Net sales                      $87.0              19%         $22.7     100%       7%
                                        100%                   10.4               (1%)
                                                              -----
Cost of sales                            34%       22%         12.3      46%      16%
                                29.4                            6.4      54%       2%
                               -----
Gross profit                    57.6     66%       18%           .5      28%       1%
                                                              -----
SG&A                            33.7     39%       15%          6.9       3%       2%
R&D and amortization             1.3      1%       18%        $ 5.4      31%      40%
                               -----
Total operating  expense        35.0     40%       15%                   24%
Operating income               $22.6     26%       23%
                               =====

Balance Sheet and Cash Flow Highlights

     o  At the end of the first fiscal quarter, Cooper's days sales outstanding
        (DSO) decreased to 69 days from 79 days a year ago. Cooper expects future DSO in the upper 60's to low 70's.

     o Inventory months on hand was 7.5 months at the end of the quarter, versus 7 months in last year's first quarter, reflecting the company's intent to build a higher level of inventory to address capacity constraints experienced in fiscal year 2003 that limited several product roll outs.

     o Capital expenditures were $6.9 million in the quarter, primarily to expand manufacturing capacity and continue the rollout of new information systems in selected locations. Cooper expects capital expenditures in fiscal 2004 of about $45 million as it doubles its U.K. manufacturing capacity during a favorable cost of capital environment.

     o  Depreciation and amortization was $3.6 million for the quarter.

CooperVision Business Details

"In our first quarter, CVI continued to outpace both the market and our competitors' results reported for the fourth calendar quarter of 2003," said A. Thomas Bender, Cooper's chief executive officer. "Our specialty lens franchise--toric, cosmetic, and multifocal lenses and lenses to alleviate dry eye symptoms--continues to gain momentum, while our value-added monthly disposable spherical products continue to capture market share from two-week commodity disposable spherical lenses. Our global toric sales, 41% of our soft contact lens business, continues to grow twice as fast as worldwide toric sales."

CVI's operating margin in the first quarter was 26% versus 25% in last year's first quarter.

2003 Contact Lens Market Highlights

CVI estimates that the worldwide contact lens market grew about 14% in calendar 2003--about 8% in constant currency--to $3.5 billion. According to independent market research data, the soft contact lens market in United States grew 8% to $1.4 billion.

Specialty lenses grew an estimated 18% and accounted for about 28% of the world market or nearly $1 billion. Toric lenses, which correct astigmatism, remain the fastest growing category, up about 20% to $440 million.

During calendar 2003, the contact lens market in the United States grew by about $88 million, with monthly spheres, led by CVI's Proclear and Frequency Aspheric, up $50 million and disposable toric lenses up $30 million. Single use products grew $14 million and disposable bifocals grew $11 million. All other products declined $17 million from calendar 2002 levels. Disposable cosmetic lens sales remain soft--off about 10% for the calendar year.

Cooper estimates its worldwide market share at 10%, up 2 points from 2002. It accounts for about one-third of worldwide toric sales.

First Quarter CooperVision Worldwide Highlights

     o CVI's worldwide revenue of $87 million grew 19% over last year's first quarter--11% in constant currency. Soft contact lens revenue of $86 million grew 24%--15% in constant currency--almost twice as fast as the market.

     o CVI's specialty lenses--toric lenses, cosmetic lenses, multifocal lenses and lenses to alleviate dry eye symptoms--grew 30% and accounted for nearly two-thirds of its soft lens business. Specialty lenses and value-added spherical lenses benefit patients with complex visual defects and command higher margins than commodity lenses that simply correct near- and farsightedness.

     o Sales of toric lenses, which correct astigmatism, increased 31% and accounted for about 41% of CVI's contact lens revenue. All disposable toric products grew 67% in the quarter and now represent about 70% of CVI's toric sales.

     o Disposable spheres, primarily Frequency Aspheric and Proclear, grew 31%, and account for 87% of CVI's spherical lens sales. This strong growth reflects a worldwide transition from commodity two-week spheres to value-added monthly disposable spheres.

     o CVI's total disposable lens sales grew 41% during the quarter, and now represents more than 80% of its soft lens business.

First Quarter CVI Geographic Soft Lens Revenue Highlights

     o In the United States, 48% of CVI's soft lens business, revenue grew 20%, well ahead of the U.S. market that grew about 11% in the fourth calendar quarter of 2003.

     o Revenue outside of the United States, 52% of CVI's soft lens revenue in the quarter, grew 28%--about 10% in constant currency.

     o European soft lens revenue, about 37% of CVI's total revenue, grew 30%--13% in constant currency.

     o Asia-Pacific revenue grew 21% and now represents 5% of CVI's worldwide soft contact lens business.

CVI New Products

During the first quarter, CVI introduced Proclear disposable multifocal in France, the largest European market for disposable multifocal lenses. CVI plans to introduce Proclear disposable multifocal in major European markets during the second quarter and in North America in the second half of fiscal 2004. CVI expects to introduce its two-week disposable toric lens in Japan during the second quarter.

CVI First Quarter Expenses

CVI's gross margin was 66% of revenue compared to 67% in the prior year's first quarter. CVI manufactures the majority of its products in the United Kingdom where the strength of the pound sterling versus the U.S. dollar has negatively impacted manufacturing cost.

CVI's SG&A expense grew 15% during the quarter compared to revenue growth of 19%, as it continues to generate efficiencies from the acquisition of Biocompatibles' contact lens business.

Research and development expense was $1 million, up 22% over the first quarter of 2003. CVI is investing in two previously announced research programs: the development of an extended wear contact lens and an improved contact lens technology and expects that research and development expense will increase by between $1.5 million to $2 million in 2004.

Because CVI manufactures a major percentage of its lenses in the United Kingdom, the favorable impact of currency on revenue tends to be offset by the unfavorable translation of manufacturing and operating costs outside the United States. The effect of currency on operating income in the quarter was not significant.

CooperVision Surgical

In February, Cooper announced that it had acquired from Argus Biomedical Pty Ltd the assets related to AlphaCor, an artificial cornea, and AlphaSphere, a soft orbital implant. Argus is a privately owned company with its origins in the biomaterial and polymer research group of the Lions Eye Institute in Western Australia.

The AlphaCor artificial cornea is a synthetic one-piece device designed to replace a diseased or damaged cornea or a failed human corneal graft. AlphaSphere is a soft orbital implant that Argus is currently developing. Orbital implants are required when an eye is lost due to disease or trauma. The orbital implant occupies the space usually filled by the eyeball and provides substantial cosmetic benefits to the patient.

Cooper expects that the Argus transaction will be accretive to earnings during its second year as a part of the Company.

The Argus products will be developed and marketed by a newly formed ophthalmic surgery business unit, CooperVision Surgical.

CooperSurgical Business Details

Revenue at CSI, Cooper's women's healthcare medical device business, grew 7% over last year's first quarter to $22.7 million with organic growth of 3%. In last year's first quarter, revenue was enhanced by $2.4 million from sales of a product before the termination of a supply contract. CSI's operating margin was 24% for the quarter, up from 18% in the first quarter of 2003, reflecting continuing efficiencies in the integration of acquisitions.

CSI Acquisitions

During the past three months, CSI:

     o Purchased from privately held SURx, Inc., the assets and associated worldwide license rights for the Laparoscopic (LP) and Transvaginal (TV) product lines of its Radio Frequency (RF) Bladder Neck Suspension technology, which uses radio frequency based thermal energy instead of implants to restore continence. CooperSurgical paid $2.95 million for this technology.

        RF Bladder Neck Suspension is a minimally invasive procedure used to treat genuine stress incontinence. Using low power, bipolar RF energy, the procedure shrinks tissue in the pelvic floor to lift the urethra and bladder neck to a more normal anatomical position. This procedure can be performed either laparoscopicly or transvaginally.

        The SURx System received U.S. Food and Drug Administration marketing clearance in 2002. Because of continuing product launch expenses, Cooper expects that the acquisition of the SURx System will dilute earnings per share by 3 cents during fiscal 2004, be neutral to EPS in 2005 and accretive thereafter.

     o Acquired for $26 million in cash the business of Milex Products, Inc., a manufacturer and marketer of obstetric and gynecologic products and customized print services. Milex had revenue of about $14 million in 2003. Cooper expects that the Milex acquisition will be accretive to earnings per share by the end of its first twelve months as a part of the Company.

Earnings Per Share

All per share amounts in this news release refer to diluted per share amounts.

Non-GAAP Financial Measures

In this news release we report Cooper's "cash flow per share" for the first quarter of fiscal 2004 and 2003 as 82 cents and 68 cents, respectively, and our cash flow per share for the 12 months ended January 31, 2004 as $3.33.

Although "cash flow per share" is a non-GAAP financial measure, we disclose it because we think it is the most appropriate measure of our liquidity and financial strength, particularly when calculated consistently over time.

In Cooper's case, cash flow per share is more informative than the more common non-GAAP measure of liquidity called "earnings before interest, taxes, depreciation and amortization" ("EBITDA") because unlike most companies, Cooper does not expect to pay federal income taxes until about 2007, when we expect to exhaust the usage of our U.S. net operating loss carryforwards. This gives Cooper a significant competitive advantage, as most companies expend a large portion of their pretax profits on taxes. Readers should understand this and judge our financial strength accordingly.

To calculate "cash flow per share," we add back non-cash charges for depreciation and amortization to income before income taxes, and then divide the result by the average number of shares outstanding used to calculate diluted earnings per share. In the tables below, we reconcile earnings per share (the closest GAAP disclosure) "to cash flow per share" for all periods reported using the same diluted per share figures.


                    I. For the Three Months Ended January 31,
                                    2004                         2003
                                    ----                         ----
                           $(000)       Per Share       $(000)         Per Share
Net income                 $18,355      $0.55           $13,855        $0.44
                                        =====                          =====
Add:
Income taxes                 5,483                        4,618
Depreciation                 3,244                        2,615
Amortization                   345                          356
                           -------                      -------
"Cash flow"                $27,427      $0.82           $21,444        $0.68
                           =======      =====           =======        =====
Shares (000)                33,543                       31,601
                           =======                      =======

             II. 12 Months Ended January 31, 2004:
                                         $(000)      Per Share
Year ended October 31, 2003:

Net income                           $ 68,770        $2.13
                                                     =====
Add:
Income taxes                           21,717
Depreciation                           10,990
Amortization                            1,535
                                      -------
"Cash flow"                          $103,012        $3.19
                                     ========        =====
Shares (000)                           32,274
                                     ========

Plus (minus) Three Months Ended January 31:
2004                                                  0.82
2003                                                 (0.68)
                                                     -----
"Cash flow" per share for the 12 months ended
January 31, 2004                                     $3.33
                                                     =====


Forward-Looking Statements

This news release contains "forward-looking statements" as defined by the Private Securities Litigation Reform Act of 1995. These include certain statements about our capital resources, performance and results of operations. In addition, all statements regarding anticipated growth in our revenue, anticipated market conditions, planned product launches and results of operations are forward-looking. To identify these statements look for words like "believes," "expects," "may," "will," "should," "seeks," "intends," "plans," "estimates" or "anticipates" and similar words or phrases. Discussions of strategy, plans or intentions often contain forward-looking statements. Forward-looking statements necessarily depend on assumptions, data or methods that may be incorrect or imprecise.

Events, among others, that could cause actual results and future actions to differ materially from those described in forward-looking statements include major changes in business conditions, a major disruption in the operations of our manufacturing facilities, new competitors or technologies, significant delays in new product introductions, the impact of an undetected virus on our computer systems, acquisition integration delays or costs, increases in interest rates, foreign currency exchange exposure, investments in research and development and other start-up projects, dilution to earnings per share from acquisitions or issuing stock, worldwide regulatory issues, including product recalls and the effect of healthcare reform legislation, cost of complying with new corporate governance requirements, changes in tax laws or their interpretation, changes in geographic profit mix effecting tax rates, significant environmental cleanup costs above those already accrued, litigation costs including any related settlements or judgments, cost of business divestitures, the requirement to provide for a significant liability or to write off a significant asset, including impaired goodwill, changes in accounting principles or estimates, including the potential cost of expensing stock options, and other events described in our Securities and Exchange Commission filings, including the "Business" section in our Annual Report on Form 10-K for the year ended October 31, 2003. We caution investors that forward-looking statements reflect our analysis only on their stated date. We disclaim any intent to update them except as required by law.

Conference Call

The Cooper Companies will hold a conference call to discuss its first quarter results today at 2 p.m. Pacific Standard Time. To access the live call, dial 1-800-901-5231. A replay will be available at 1-888-286-8010 approximately one hour after the call ends and remain available for five days. This call will also be broadcast live on The Cooper Companies' Web site, www.coopercos.com and at www.bestcalls.com and www.streetevents.com.

Corporate Information

The Cooper Companies, Inc. manufactures and markets specialty healthcare products through its CooperSurgical and CooperVision units. Its corporate offices are in Lake Forest and Pleasanton, Calif. Its World Wide Web address is www.coopercos.com. A toll free interactive telephone system at 1-800-334-1986 provides stock quotes, recent press releases and financial data.

CooperVision manufacturers and markets contact lenses and ophthalmic surgery products. Headquartered in Lake Forest, Calif., it manufactures in Huntington Beach, Calif., Rochester, N.Y., Norfolk, Va., Adelaide, Australia, Hamble, England, Madrid, Spain and Toronto. Its Web address is www.coopervision.com.

Argus Biomedical Pty Ltd is based in Perth, Australia. Its Web address is www.argusbiomedical.com.

CooperSurgical manufactures and markets diagnostic products, surgical instruments and accessories to the women's healthcare market. With headquarters and manufacturing facilities in Trumbull, Conn., it also manufactures in Bedminster, N.J., Cranford, N.J., Chicago, Fort Atkinson, Wis., Malmo, Sweden, Montreal and Berlin. Its World Wide Web address is www.coopersurgical.com.

AlphaCor'r', Proclear'r', and Frequency'r' are registered trademarks and AlphaSphere'TM' is a trademark of The Cooper Companies, Inc. and its subsidiaries or affiliates and are italicized in this new release.


                           FINANCIAL STATEMENTS FOLLOW

                   THE COOPER COMPANIES, INC. AND SUBSIDIARIES
                   Consolidated Condensed Statements of Income
                   -------------------------------------------
                (In thousands, except earnings per share amounts)
                                   (Unaudited)


                                                                       Three Months Ended
                                                                             January 31,
                                                                       ------------------
                                                                       2004               2003
                                                                     --------           -------
Net sales                                                            $109,734           $94,014
Cost of sales                                                          39,778            34,647
                                                                     --------           -------
Gross profit                                                           69,956            59,367
Selling, general and administrative expense                            43,237            37,877
Research and development expense                                        1,525             1,315
Amortization of intangibles                                               345               356
                                                                     --------           -------
Operating income                                                       24,849            19,819
Interest expense                                                        1,491             1,824
Other income, net                                                         480               478
                                                                     --------           -------
Income before income taxes                                             23,838            18,473
Provision for income taxes                                              5,483             4,618
                                                                     --------           -------
Net income                                                           $ 18,355           $13,855
                                                                     ========           =======

Diluted earnings per share                                           $   0.55           $  0.44
                                                                     ========           =======

Number of shares used to compute diluted earnings per share            33,543            31,601
                                                                     ========           =======

                   THE COOPER COMPANIES, INC. AND SUBSIDIARIES
                      Consolidated Condensed Balance Sheets
                                 (In thousands)
                                   (Unaudited)


                                                             January 31,        October 31,
                                                                  2004               2003
                                                             -----------        -----------
                                 ASSETS
Current assets:
   Cash and cash equivalents                                    $ 45,324            $ 47,433
   Trade receivables, net                                         86,078              84,607
   Marketable securities                                           4,987               5,746
   Inventories                                                    99,951              89,718
   Deferred tax asset                                             15,644              14,616
   Other current assets                                           23,852              22,104
                                                                --------            --------
       Total current assets                                      275,836             264,224
                                                                --------            --------
Property, plant and equipment, net                               124,647             116,277
Goodwill                                                         288,564             282,634
Other intangibles, net                                            15,765              15,888
Deferred tax asset                                                16,372              22,367
Other assets                                                       4,353               4,174
                                                                --------            --------
                                                                $725,537            $705,564
                                                                ========            ========

                 LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Short-term debt                                                 $ 22,046            $ 20,658
Other current liabilities                                         84,444              97,656
                                                                --------            --------
       Total current liabilities                                 106,490             118,314
                                                                --------            --------
Long-term debt                                                   160,010             165,203
                                                                --------            --------
       Total liabilities                                         266,500             283,517
                                                                --------            --------
Stockholders' equity                                             459,037             422,047
                                                                --------            --------
                                                                $725,537            $705,564
                                                                ========            ========



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